EXHIBIT 10.4

RSU Form

R E S T R I C T E D S T O C K U N I T A W A R D C E R T I F I C A T E

Non-transferable

G R A N T TO

(“Grantee”)

by CoastalSouth Bancshares, Inc. (the “Company”) of

restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”)

pursuant to and subject to the provisions of the CoastalSouth Bancshares, Inc. 2017 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Board, the Units shall vest (become non-forfeitable) in accordance with the following schedule, provided that Grantee remains in Continuous Service as a Participant on each vesting date:

Vesting Date	Number of Units Vested

IN WITNESS WHEREOF, CoastalSouth Bancshares, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

CoastalSouth Bancshares, Inc. By: Its:	Grant Date:

RSU Form

TERMS AND CONDITIONS

1. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”): (a) as to the percentages of the Units specified on the cover page hereof, on the respective Vesting Dates specified on the cover page hereof, subject to Grantee’s Continuous Service on each vesting date; (b) as to all of the Units, on the termination of Grantee’s Continuous Service by the Company by reason of Grantee’s death or Disability; or (c) as to all of the Units, on the occurrence of a Change in Control. If Grantee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (b) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

2. Conversion to Stock. The Units that vest upon a Vesting Date will be converted to shares of Stock on the Vesting Date (the “Conversion Date”). The shares of Stock will be registered in the name of Grantee as of the Conversion Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Conversion Date.

3. Dividend Rights. If any dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee until the Conversion Date. Such amounts shall be subject to the same vesting and forfeiture provisions as the Units to which they relate. Accrued dividends held pursuant to the foregoing provision shall be paid by the Company to Grantee on the Conversion Date.

4. Voting Rights. Grantee shall not have voting rights with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee will obtain full voting rights and other rights as a shareholder of the Company.

5. Limitation of Rights. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company or any Affiliate.

6. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of Grantee to any other party. The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Code Section 414(p)(1)(A) if such Section applied to the Units.

7. Restrictions on Issuance of Shares. If at any time the Board shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Units upon any securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units may not be settled in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

8. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

9. Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units. The withholding requirement will be satisfied by withholding from the Units Shares having a fair market value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

11. Severability. If any one or more of the provisions contained in this Award Certificate is invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CoastalSouth Bancshares, Inc., 5 Bow Circle, Hilton Head, SC 29928, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.